Exhibit 99.1

Bausch + Lomb Announces Two Board of Directors Appointments

VAUGHAN, Ontario, Dec. 17, 2025 – Bausch + Lomb Corporation (NYSE/TSX: BLCO), a leading global eye health company dedicated to helping people see better to live better, today announced that Eduardo C. Alfonso, MD, and Steven H. Collis have been appointed to its board of directors. The appointments are effective Jan. 1, 2026, and following changes announced in August 2025 the board will be comprised of 10 directors.

“Eddie is one of the most prominent and respected ophthalmologists in the world, and Steve delivered tremendous financial growth as the longtime CEO of a Fortune 10 company,” said Brent Saunders, chairman and CEO, Bausch + Lomb. “With decades of hard-earned insight, they will help shape the future of Bausch + Lomb as we accelerate our strategy and pursue the significant opportunities ahead.”

About Eduardo C. Alfonso

Eduardo C. Alfonso, MD, is an ophthalmologist and internationally recognized expert in corneal and external eye diseases. He serves as director of the Bascom Palmer Eye Institute and chair of the Department of Ophthalmology at the University of Miami Miller School of Medicine and holds the Kathleen and Stanley J. Glaser Chair in Ophthalmology.

Dr. Alfonso earned his bachelor’s degree and medical degree from Yale University. He completed his ophthalmology residency at the Bascom Palmer Eye Institute, followed by advanced fellowships at Harvard Medical School in cornea, external disease and ophthalmic pathology.

He joined the Bascom Palmer faculty in 1986 and became a tenured professor in 1998. Since 2007, he has led the institute, which is consistently ranked among the top ophthalmology centers in the United States. Dr. Alfonso is known for his research and clinical expertise in corneal infections, transplants and keratoprosthesis (artificial cornea), has authored hundreds of scientific publications and has received major awards from national and international ophthalmology organizations.

About Steven H. Collis

Steven H. Collis is best known for his long leadership of Cencora, Inc., one of the world’s largest pharmaceutical distribution and health care services companies. Collis earned a Bachelor of Commerce from the University of the Witwatersrand in Johannesburg, South Africa, and joined the company that would become Cencora in the mid-1990s, helping build its specialty pharmaceuticals business and rising through senior executive roles.

He became President and CEO in 2011 and served in that role through 2024, during which time the company’s annual revenue more than tripled and its global presence expanded significantly through strategic acquisitions and partnerships. Under his leadership, the company rebranded from AmerisourceBergen to Cencora in 2023 to reflect its global reach. Collis then transitioned to Executive Chairman of the Board, continuing to influence company strategy until he stepped down in late 2025.

Collis currently serves on the board of Elevance Health, a managed health care and insurance company.

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About Bausch + Lomb

Our mission is simple – we help people see better to live better, all over the world. For nearly two centuries we’ve evolved with the changing needs of patients and customers, and our commitment to innovation and improving the standard of care in eye health has never been stronger. From contact lenses to prescription products, over-the-counter options, surgical devices and more, we’re turning bold ideas into better outcomes through passion, perseverance and purpose. Learn more at www.bausch.com and connect with us on Facebook, Instagram, LinkedIn, X and YouTube.

© 2025 Bausch + Lomb.

Media Contact:

T.J. Crawford

tj.crawford@bausch.com

(908) 705-2851

Investor Contact:

George Gadkowski

george.gadkowski@bausch.com

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